FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940





1.  Name and Address of Reporting Person        2.  Date of Event Requiring      4.  Issuer Name and Ticker or Trading Symbol
                                                          Statement
                                                       (Month/Day/Year)

 CEZAR,           ROBERT             M.                   12/14/99                        AMERICOM USA, INC.
----------------------------------------------  ------------------------------   --------------------------------------------------
  (Last)           (First)         (Middle)      3.  IRS or Social Security      5. Relationship of Reporting   6. If Amendment,
                                                     Number of Reporting Person     Person to Issuer               Date of Original
                                                           (Voluntary)              (Check all applicable)         (Month/Day/Year)

                                                                                  X   Director      X 10% Owner
                                                                                  X   Officer (give   Other         12/27/99
                                                                                      title below     (specify
C/O AMERICOM USA, INC.                                                                                 below)
5900 HOLLIS STREET, SUITE R-1                                                      CHIEF EXECUTIVE OFFICER
----------------------------------------------   -----------------------------     ---------------------------  -------------------
         (Street)
                                                                                                             7.  Individual or
 EMERYVILLE,           CALIFORNIA      94608                                                                   Joint/Group Filing
----------------------------------------------                                                                   (check applicable
(City)                   (State)       (Zip)                                                                     line)

                                                                                                             _X_ Form filed by One
                                                                                                                 Reporting Person

                                                                                                              __ Form filed by More
                                                                                                                 than One Reporting
                                                                                                                    Person(s)
  -------------------------------------------------------------------------------------------------------------------------------


             Table 1 - Non-Derivative Securities Beneficially Owned


                                                                                                              4. Nature of Indirect
                                                2.  Amount of Securities    3.  Ownership Form: Direct (D)           Beneficial
                                                    Beneficially Owned               or Indirect (I)                 Ownership
 1.  Title of Security (Instr. 4)                   (Instr. 4)                      (Instr. 5)                       (Instr. 5)
----------------------------------------      --------------------------    --------------------------------    -------------------

     Common Stock                                     14,842,520 (1)                     D

----------------------------------------      --------------------------    --------------------------------    -------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type Responses)

FORM 3 (continued)Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)







                                                            3.     Title and                          5. Ownership
                                  2.  Date Exercisable         Amount of Securies                        Form of
                                    and Expiration Date       Underlying Derivative    4. Conversion    Derivative    6. Nature
                                      (Month/Day/Year)              Security              Exercise      Security:     of Indirect
                                  -----------  ------------ -------------------------     Price of      Direct (D)     Beneficial
1.  Title of Derivative Security   Date Exer-   Expiration           Amount or Number     Derivative   or Indirect     Owernship
    (Instr. 4)                     cisable       Date         Title     of Shares         Security     (I)(Instr. 5)   (Instr. 5)
--------------------------------  ------------- ----------- -------  ----------------  --------------  ------------- -------------
Options to Purchase Common Stock   3/9/2000      3/9/2009    Common       311,666          $2.20           D
----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase Common Stock   3/9/2001      3/9/2009    Common       311,667          $2.20           D
----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase Common Stock   3/9/2002      3/9/2009    Common       311,667          $2.20           D
----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) THE AMOUNT OF SECURITIES BENEFICIALLY OWNED WAS REDUCED BY 832,550 SHARES. ROBERT CEZAR SOLD 300,000 SHARES PRIOR TO THE DATE OF THE FORM 3, WHICH SHOULD NOT HAVE BEEN INCLUDED ON THE FORM 3. 532,550 SHARES HAVE BEEN EXCLUDED FROM THE FORM 3 BECAUSE ROBERT CEZAR DISCLAIMS ALL OWNERSHIP IN THE IRREVOKABLE TRUST WHICH HE IS NOT THE BENEFICIARY OR TRUSTEE.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



     *Signature of Reporting Person


     /s/ ROBERT  M. CEZAR                               Date: February 10, 2000
     ---------------------------
         Robert M. Cezar

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.